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                              AMENDED AND RESTATED

                              ACQUISITION AGREEMENT

                                  by and among

              M.T.G.I. - TEXTILE MANUFACTURERS GROUP (ISRAEL) LTD.,
                              MBS (CYGNE) COMPANY,
                               A.C. SERVICES, INC.

                                       and

                                JORDACHE LIMITED

                           Dated as of August 1, 1999

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     AMENDED AND RESTATED ACQUISITION AGREEMENT, dated as of August 1, 1999, by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation ("SELLER"), MBS (Cygne) Company, a Delaware corporation ("MBS"), A.C. Services, Inc., a Delaware corporation ("ACS" and, together with MBS, the "STOCK SELLERS"), and Jordache Limited, a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:

     WHEREAS, Seller and Wear & Co. S.r.l., an Italian corporation wholly-owned by the Stock Sellers ("WEAR"), are engaged in the business of manufacturing women's knit clothing (the "BUSINESS");

     WHEREAS, Purchaser, Seller and the Stock Sellers were party to an Acquisition Agreement, dated as of March 25, 1999 (the "ORIGINAL AGREEMENT"), pursuant to which (i) Purchaser agreed to purchase, and Seller agreed to sell, the Assets (as defined below) and (ii) Purchaser agreed to purchase, and the Stock Sellers agreed to sell, all the outstanding stock of Wear (the "WEAR STOCK"); and

     WHEREAS, Purchaser, Seller and the Stock Sellers desire to amend and restate the terms and conditions of the purchase and sale of the Assets and the Wear Stock.

     NOW, THEREFORE, in reliance upon the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                 I. DEFINITIONS

     The following terms shall have the following respective meanings for all purposes of this Agreement:

     "Agreement" means this Amended and Restated Acquisition Agreement, as it may be from time to time amended.

     "Assets" has the meaning set forth in Section 2.2.

     "Assumed Contracts" shall mean the contracts, agreements and arrangements listed on Schedules 2.2(c) and 2.2(d) hereto and all purchase orders.

     "Assumed Liabilities" has the meaning set forth in Section 2.4.

     "Business" has the meaning set forth in the preamble.


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     "Closing" means the completion of the acquisition of the Assets and the
Wear Stock pursuant to this Agreement.

     "Closing Date" means the date the Closing takes place.

     "Continued Employees" has the meaning set forth in Section 2.9.

     "Discount" has the meaning set forth in Section 2.7(a).

     "Escrow Agent" has the meaning set forth in Section 2.7(c).

     "Escrowed Amount" has the meaning set forth in Section 2.7(c).

     "Estimated Amount" has the meaning set forth in Section 2.7(b).

     "Excluded Assets" has the meaning set forth in Section 2.3.

     "Excluded Liabilities" means all liabilities and obligations of Seller (other than the Assumed Liabilities) of any kind or nature whatsoever, whether accrued, absolute, fixed, contingent, known or unknown, arising out of the conduct of the Business by Seller prior to the Closing Date.

     "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality.

     "Indemnified Party" has the meaning set forth in Section 10.3.

     "Indemnifying Party" has the meaning set forth in Section 10.3.

     "Initial Payment Amount" has the meaning set forth in Section 2.7(b).

     "Inventory" has the meaning set forth in Section 2.2(b).

     "Liens" has the meaning set forth in Section 2.1.

     "Management Agreement" means that certain Management Agreement, dated as of the date hereof, between T.S. Wear Me & Co., an affiliate of Purchaser and Seller, pursuant to which Purchaser is managing the Business on behalf of Seller.

     "Original Agreement" has the meaning set forth in the preamble.

     "Person" means an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.


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     "Seller's IBT" has the meaning set forth in Section 2.7(a).

     "Stock Purchase Price" has the meaning set forth in Section 2.7.

     "Wear Operating Expenses" has the meaning set forth in Section 2.7(a).

     "Wear Stock" has the meaning set forth in the preamble.

                   II. PURCHASE AND SALE OF STOCK AND ASSETS

     Section 2.1 The Wear Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Stock Sellers shall sell and transfer to the Purchaser and Purchaser shall purchase and acquire good and valid title to the Wear Stock, free and clear of any mortgage, pledge, security interest, encumbrance, claim, lien, option, charge or agreement (collectively, "LIENS").

     Section 2.2 Purchase and Sale of Assets. At the Closing, upon the terms and subject to the conditions contained herein, Seller shall sell, transfer, convey and assign to Purchaser, effective as of the Closing, and Purchaser shall purchase and accept from Seller, all of the assets of Seller related to the Business, free and clear of all Liens, except the Excluded Assets (collectively, the "ASSETS"), as follows:

          (a) all machinery, equipment, fixtures, leasehold improvements, computers, computer hardware and software, tools, supplies, furniture and other tangible personal property and assets of Seller related to the Business, including without limitation those described in Schedule 2.2(a);

          (b) all Seller's inventories of raw materials, work in progress, finished products and supplies used in the conduct of the Business ("INVENTORY");

          (c) subject to the second sentence of Section 3.5, all the interest of and the rights and benefits accruing to Seller as lessee under all leases or rental agreements covering real property, machinery, equipment, computers, computer hardware and software, tools, supplies, furniture and fixtures, automobiles and other tangible personal property and assets used in the Business, all of which agreements are listed in Schedule 2.2(c);

          (d) subject to the second sentence of Section 3.5, all of the rights and benefits accruing to Seller under all customer and vendor purchase orders, contracts, agreements and arrangements, written or oral, entered into in connection with the conduct of the Business, all of which currently effective written contracts, agreements and arrangements (other than customer and vendor purchase orders) are listed in Schedule 2.2(d),


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     provided that Purchaser is only acquiring oral customer and vendor purchase orders outstanding on the Closing Date;

          (e) all currently existing operating data and records of Seller relating to the Business, including without limitation lists of all currently existing clients and all client records, production reports and records, standard operating procedures, equipment logs, operating guides and manuals, part lists and specifications, vendor lists, copies of personnel records of the Continued Employees, correspondence and other similar documents and records relating to the foregoing;

          (f) all advance payments to, and credits from, suppliers and all deposits;

          (g) Seller's 22.5% interest in DyeCo Textile Holdings Ltd., which owns approximately 66% of the Zion Dyeing and Finishing Technologies Limited Partnership; and

          (h) all goodwill of the Business.

     Section 2.3 Excluded Assets. Anything to the contrary in Section 2.2 notwithstanding, the Assets shall exclude and Purchaser shall not purchase (a) any cash or equivalents in transit, in hand or in bank accounts and (b) all of Seller's accounts and notes receivable arising from the conduct of the Business (collectively, the "EXCLUDED ASSETS").

     Section 2.4 Assumption of Liabilities. At the Closing, upon the terms and subject to the conditions contained herein, and simultaneous with the transfer, conveyance and assignment to Purchaser of the Assets, Purchaser shall assume, effective as of the Closing, and discharge in accordance with their terms, only the obligations and liabilities of Seller under the Assumed Contracts to the extent that they shall remain uncompleted and outstanding at the Closing Date, including without limitation all amounts owed to outside contractors for cutting and sewing corresponding to work-in-progress Inventory not yet billed and paid, which amounts are therefore not included in the calculation of the value of Inventory in accordance with Section 2.7(g) (collectively, the "ASSUMED LIABILITIES").

     Section 2.5 Excluded Liabilities. Purchaser and Seller agree that Purchaser shall not assume, pay, discharge, become liable for or perform when due, and Seller shall not cause Purchaser so to assume, pay, discharge, become liable for or perform, any liabilities (contingent or otherwise), debts, contracts, commitments and other obligations of Seller of any nature whatsoever arising out of the conduct of the Business prior to the Closing Date other than the Assumed Liabilities, including without limitation all severance obligations to all employees of Seller whose employment is terminated by Seller in connection with the Closing hereunder.

     Section 2.6 Closing. The Closing shall take place at the offices of Cygne Designs, Inc., 680 Fifth Avenue, New York, New York, at the opening of business, as soon as practicable after all conditions to the respective obligations of the parties have been satisfied or waived, or at such other


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date, time and place as the parties may agree. Each party hereto agrees to use its reasonable efforts to satisfy promptly the conditions to the obligations of the respective parties hereto in order to expedite the Closing.

     Section 2.7 Purchase Price. (a) The purchase price for the Assets shall be the net tangible book value of the Assets at the Closing Date, determined as set forth below, less an amount (the "DISCOUNT") equal to the difference between (i) the sum of (a) $80,000 and (b) the income before tax of Seller for the period commencing August 1, 1999 and ending on the Closing Date ("SELLER'S IBT"), and
(ii) the sum of the operating expenses of Wear and Wear & Co International, Inc. for the period commencing August 1, 1999 and ending on the Closing Date ("WEAR OPERATING EXPENSES") (the "ASSET PURCHASE PRICE"). The purchase price for the Wear Stock shall be $100,000 (the "STOCK PURCHASE PRICE").

     (b) At least five (5) business days prior to the Closing Date, Seller shall prepare and deliver to Purchaser (i) a good faith estimate, prepared in U.S. Dollars in accordance with Israeli generally accepted accounting principles ("GAAP"), applied in a manner consistent with the past practice, except as otherwise expressly provided below, and accompanied by a certificate of the chief financial officer of Seller to that effect, of (A) the aggregate amount of the net tangible book value of the Assets determined in accordance with clause
(g) below, except that work-in-progress Inventory shall be valued at 75% of the selling price of the garment in progress rather than as specified in Section 2.7(g)(ii) (the "ESTIMATED AMOUNT") as of the Closing Date, and (B) the Discount, and (ii) a schedule of all open purchase orders of Seller relating to the Business.

     (c) At Closing, Purchaser shall (i) place in escrow with Republic Bank (the "ESCROW AGENT"), pursuant to a mutually agreeable escrow agreement, an amount equal to ten percent (10%) of the Inventory as shown on the estimate delivered to Seller pursuant to Section 2.7(b) (the "ESCROWED AMOUNT") and (ii) deliver to Seller an amount (the "INITIAL PAYMENT AMOUNT") equal to the difference between
(A) the Estimated Amount less the Discount and (B) the Escrowed Amount in accordance with Section 2.8.

     (d) As promptly as practicable, but in no event more than thirty (30) days, following the Closing Date, Seller shall prepare or cause to be prepared and shall deliver to Purchaser a reasonably detailed statement setting forth (i) the net tangible book value of the Assets at the Closing Date, determined in accordance with clause (g) below, (ii) the Seller's IBT and (iii) the Wear Operating Expenses (the "SELLER STATEMENT"), together with all work papers prepared in connection with the preparation of the Seller Statement. Unless within thirty (30) days after its receipt of the Seller Statement Purchaser shall deliver to Seller a reasonably detailed statement describing its objections to the Seller Statement (a "STATEMENT OF OBJECTION"), the amount of the net tangible book value of the Assets, (ii) the Seller's IBT and (iii) the Wear Operating Expenses determined in accordance with this clause (d) shall be final and binding on the parties hereto and the Seller Statement shall be the final statement hereunder (the "CLOSING DATE STATEMENT").


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     (e) If Purchaser shall deliver to Seller a timely Statement of Objection,
Purchaser and Seller and their respective independent accountants shall negotiate in good faith and use reasonable best efforts to resolve any disputes. If a resolution is reached, such resolution shall be final and binding on the parties and Purchaser and Seller shall set forth the net tangible book value of the Assets, the Seller's IBT and the Wear Operating Expenses on a mutually acceptable statement and such statement shall be the Closing Date Statement. If a final resolution is not reached within fifteen (15) days after Purchaser has submitted its Statement of Objection, any remaining disputes shall be resolved by a third firm of independent accountants (the "REVIEWING ACCOUNTANTS") selected jointly by the parties' independent accounting firms. The Reviewing Accountants shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days, and set forth their resolution in a statement setting forth the net tangible book value of the Assets (the "ACCOUNTANT STATEMENT"). In such event, the determination of the Reviewing Accountants shall be final and binding on the parties hereto and the Accountant Statement shall be the Closing Date Statement.

     (f) Seller and Purchaser each shall pay one-half of the fees and expenses of the Reviewing Accountants. Seller and the Purchaser shall cooperate with each other and the Reviewing Accountants in connection with the matters contemplated by this Section 2.7, including Seller's preparation of and Purchaser's review of the Closing Date Statement, including by furnishing such information and access to books, records (including accountants' work papers), personnel and properties as may be reasonably requested.

     (g) The Closing Date Statement shall be prepared in U.S. Dollars in accordance with GAAP applied in a manner consistent with past practice, except that (i) Seller's interest in DyeCo Textile Holdings Ltd. shall be valued at the amount of Seller's investment rather than book value and (ii) the leasehold improvements shall be valued at 33.33% of the net book value of the leasehold improvements. Accordingly, the Inventory shall be valued as follows:

          (i) Raw materials and accessories shall be valued at cost, including without limitation, FOB or CIF purchase price, as the case may be, plus (A) 5% of such purchase price representing the estimated cost of freight, brokerage, insurance and storage charges, provided, however, that Purchaser may elect to pay only actual cost of freight, brokerage, insurance and storage charges for all raw materials and accessories, in which event Purchaser shall compute the actual cost in connection with its review of the Seller Statement pursuant to Section 2.7(d) hereof, which computation Seller shall have the right to review and dispute in accordance with
     Section 2.7(e) hereof, and any such dispute shall be resolved in accordance with Section 2.7(e), and (B) any fabric commission for fabric from Korea, inspection costs owed to SGS, dyeing and finishing charges, to the extent actually incurred; provided however, that the portion of such raw materials and accessories for which no corresponding customer liability exists (either in the form of finished garment purchase order or other customer commitment) shall be valued at the lower of cost or market.


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          (ii) Work-in-progress, which includes finished garments to be shipped to customers and finished goods in transit but not yet billed to customers, shall include (A) raw materials and accessories as determined above; (B) cutting costs valued at the greater of (1) $.10 per unit or (2) the cost paid to or billed by outside contractors; (C) sewing costs paid to or billed by outside contractors; and (D) a manufacturing overhead charge of 3% of the selling price of the finished garments.

          (iii) Finished garments, excluding finished garments included in work-in-progress above, shall be valued at the lower of cost or market.

     (h) If the Asset Purchase Price as finally determined based on the Closing Date Statement exceeds the Initial Payment Amount, Purchaser shall immediately pay to Seller in cash out of the Escrowed Amount the amount of such excess. Purchaser shall retain the remainder, if any, of the Escrowed Amount. Purchaser shall distribute interest earned on the Escrowed Amount to Seller, or shall retain such interest, in proportion to the amount of the Escrowed Amount distributed or retained, as the case may be, by each. If the Asset Purchase Price as finally determined based on the Closing Date Statement exceeds the Initial Payment Amount plus the Escrowed Amount, then, in addition to distribution of the Escrowed Amount pursuant to preceding sentence, Purchaser shall pay the difference to Seller in immediately available funds.

     (i) If the Asset Purchase Price as finally determined based on the Closing Date Statement is less than the Initial Payment Amount, Seller shall immediately pay the difference to Purchaser in immediately available funds. In such event, Purchaser shall retain the Escrowed Amount and all interest earned thereon.

     Section 2.8 Delivery of Purchase Price and Transfer of Assets. (a) At the Closing, Purchaser shall deliver the Initial Payment Amount and the Stock Purchase Price by wire transfer of immediately available federal funds to an account specified by Seller and the Stock Sellers, respectively, at least two business days prior to the Closing Date, and shall deliver the Escrowed Amount by wire transfer of immediately available federal funds to an account specified by the Escrow Agent. Purchaser shall pay all costs of such escrow. The escrow agreement shall provide that the Escrowed Amount shall be released in accordance with Section 2.7(h) or (i), as the case may be.

     (b) At the Closing, Seller shall deliver to Purchaser such bills of sale, endorsements, assignments and other instruments of sale, conveyance, transfer and assignment, reasonably satisfactory in form and substance to Purchaser and its counsel, as may be reasonably requested by Purchaser, in order to convey to Purchaser good and marketable title to the Assets, free and clear of all Liens except as permitted by this Agreement. Purchaser shall pay all sales, transfer and value added taxes or similar charges payable by reason of the sale hereunder.

     (c) At the Closing, Seller shall deliver to Purchaser all written consents which are required under any Assumed Contract being assigned to Purchaser hereunder; provided, however,


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that as to any Assumed Contract the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Closing Date, Seller shall cooperate with Purchaser to establish arrangements which will provide for the transfer of the economic benefit of such Assumed Contracts to Purchaser as of the Closing Date under terms and conditions reasonably acceptable to all the parties hereto.

     (d) At the Closing, the Stock Sellers and Purchaser will enter into a customary sale contract in front of a notary public in Florence, Italy for the purpose of causing the sale of the Wear Stock. As soon as technically possible after the Closing, the Stock Sellers will cause the ownership of Wear Stock, as reflected in the shareholders' registry, to be recorded in the Purchaser's name on the shareholders' registry.

     (e) Prior to the Closing, all intercompany accounts between Wear and Cygne Designs, Inc. or any affiliates shall be settled in cash.

     (f) At the Closing, Purchaser shall deliver any bank guarantees required by the Assumed Contracts, as specified in Schedule 2.8(f), in order to allow Seller to have its bank guarantees released.

     Section 2.9 Employees. (a) Purchaser shall not have any obligation to assume or honor any employment agreement between Seller and any current or former employee of Seller. As of the Closing Date, Seller shall terminate the employment of, and Purchaser shall offer employment to, employees of Seller who are actively employed immediately prior to the Closing Date, whose primary employment is with the Business and who have been identified to Seller in writing by Purchaser as employees to whom Purchaser shall offer employment ("AFFECTED EMPLOYEES"). Wear employees who are employed by Wear immediately prior to the Closing Date shall remain employees of Wear following the Closing Date ("WEAR EMPLOYEES"). All Affected Employees who accept employment with Purchaser and Wear Employees who continue employment by Wear immediately following the Closing Date, shall be referred to, collectively, as "CONTINUED EMPLOYEES". Purchaser acknowledges that Seller intends to give to each of its employees notice of termination of employment, effective immediately prior to the Closing Date, at least thirty (30) days prior to the Closing Date, except that Seller gave the individuals listed on Schedule 2.9 hereto notice of termination as of the date of the Original Agreement. Purchaser acknowledges and agrees that there can be no assurance that such employees will be available to Purchaser, and Purchaser shall have no recourse against Seller if such employees are not available to Purchaser following the Closing.

     (b) Purchaser shall pay or cause to be paid when due to the Continued Employees the amount of all wages, salary, bonuses, commissions, incentive payments and other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided on and after the Closing Date. Seller shall pay or cause to be paid all amounts due to employees of Seller engaged in the Business, including Affected Employees, for wages, salary, bonuses, commissions, incentive payments and


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other compensation (including, without limitation, any vacation and sick pay) or any other benefit, perquisite, cost, expense, liability or obligation attributable to services provided prior to the Closing Date.

     (c) Nothing in this Section 2.9 is intended, or shall be construed, to confer upon any person, other than the parties hereto and their successors and permitted assigns, any rights or remedies by reason of this Section 2.9.

             III. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     The obligation of Purchaser under this Agreement to consummate the purchase of the Assets and the Wear Stock at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Purchaser (any of which may be waived in writing in whole or in part by Purchaser):

     Section 3.1 Representations and Warranties Accurate. All representations and warranties of Seller and the Stock Sellers contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

     Section 3.2 Performance by Seller and the Stock Sellers. Seller and the Stock Sellers shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller and the Stock Sellers prior to or on the Closing Date.

     Section 3.3 Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by an authorized officer of each of Seller and the Stock Sellers, to the effect that the conditions set forth in Sections 3.1 and
3.2 have been satisfied.

     Section 3.4 Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority, nor shall any action or proceeding be threatened, to restrain or prohibit the transactions contemplated by this Agreement.

     Section 3.5 Consents, Approvals, Permits, Licenses, etc. All authorizations, consents, waivers, approvals, orders, registrations, qualifications, designations, declarations, filings or other action required with or from any Governmental Entity or third party (including without limitation all parties to each of the Assumed Contracts) in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby shall have been duly obtained and shall be reasonably satisfactory to Purchaser and its counsel, and copies thereof shall be delivered to the Purchaser prior to the Closing. With respect to any Assumed


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Contract, the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to the Closing Date, Seller shall cooperate with Purchaser to establish arrangements which will provide for the transfer of the economic benefits of such Assumed Contracts to Purchaser as of the Closing Date under terms and conditions reasonably acceptable to all the parties hereto.

     Section 3.6 Closing Matters. All proceedings to be taken by the Seller and the Stock Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel.

     Section 3.7 Non-Competition Agreement. Cygne Designs, Inc. and Purchaser shall have entered into a Non-Competition Agreement, substantially in the form of Exhibit 3.7 hereto.

     Section 3.8 Guaranty. Cygne Designs, Inc. shall have delivered to Purchaser a guaranty, substantially in the form of Exhibit 3.8 hereto.

      IV. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND STOCK SELLERS

     The obligation of Seller and the Stock Sellers under this Agreement to consummate the sale of the Assets and the Wear Stock, respectively, at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, to the reasonable satisfaction of Seller and the Stock Sellers:

     Section 4.1 Representations and Warranties Accurate. All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

     Section 4.2 Performance by Purchaser. Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Purchaser prior to or on the Closing Date.

     Section 4.3 Certificate. Each of Seller and the Stock Sellers shall have received a certificate, dated the Closing Date, signed by an authorized officer of Purchaser, to the effect that the conditions set forth in Sections 4.1 and
4.2 have been satisfied.

     Section 4.4 Legal Prohibition. On the Closing Date, no injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby or which would make the consummation of such transactions unlawful and no action or proceeding shall have been instituted and remain pending before a court, governmental body or regulatory authority to restrain or prohibit the transactions contemplated by this Agreement.


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     Section 4.5 Closing Matters. All proceedings to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Seller and the Stock Sellers and their counsel.

     Section 4.6 Kafri Agreement. Jonathan Kafri shall have delivered to Seller and Cygne Designs, Inc. an agreement releasing Cygne Designs, Inc. and its Affiliates from all obligations they may have to Jonathan Kafri.

     Section 4.7 Stockholder Approval. The stockholders of Cygne Designs, Inc. shall have approved the transactions contemplated hereby.

     Section 4.8 Release of Letters of Credit. Purchaser shall have made arrangements reasonably satisfactory to Seller and the Stock Sellers such that all letters of credit posted on behalf of Seller or the Stock Sellers in respect of the Business will be released as of the Closing and Seller and the Stock Sellers, nor any affiliate thereof, will have no further liability in respect thereof.

     Section 4.9 Non-Competition Agreement. Cygne Designs, Inc. and Purchaser shall have entered into a Non-Competition Agreement, substantially in the form of Exhibit 3.7 hereto.

                  V. REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller represents, warrants and agrees as of the Closing Date that:

     Section 5.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Israel, with corporate power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby.

     Section 5.2 Due Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement and the other documents contemplated hereby, the performance by Seller of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, other than approval by the stockholders of Cygne Designs, Inc. This Agreement has been duly executed and delivered by Seller, and is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).


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     Section 5.3 No Conflict. Except as set forth in Schedule 5.3, neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by Seller nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the Articles or Memorandum of Association of Seller or (ii) any statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Seller is a party or by which Seller (or any of the Assets) or the Business is subject or bound; (b) result in the creation of, or give any party the right to create, any Lien upon the Assets; (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Assumed Contract; or (d) require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or to obtain the approval or consent of any other Person.

     Section 5.4 Title to and Condition of Assets. Seller has, and, except for the assets sold by Seller in the ordinary course of the Business between the date hereof and the Closing Date, upon payment therefor Purchaser will have, good and marketable title to, or valid and subsisting leasehold interests in or valid licenses to use, all of the Assets, free and clear, except for such licensed or leased property and assets, of any Liens, except (i) those accepted by Purchaser which are set forth on Schedule 5.4 hereto, (ii) liens which will be removed at Closing and (iii) the lien of current taxes not yet due and payable or of taxes the validity of which is being contested in good faith by appropriate proceedings, so long as such contest does not involve any real danger of the sale, foreclosure or loss of any Assets. All tangible personal property included in the Assets is being acquired by Purchaser "as is" and Seller makes no representation as to its condition.

     Section 5.5 Contracts, Obligations and Commitments. In connection with the operation of the Business, except as set forth on Schedule 5.5 hereto, Seller has no existing contract, obligation or commitment (written or, to Seller's knowledge, oral) of any nature other than the Assumed Contracts. Except as set forth on Schedule 5.5, each Assumed Contract is a valid and binding obligation of Seller and, to Seller's knowledge, the other parties thereto, enforceable in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law), and is in full force and effect (except for any Assumed Contracts which by their terms expire after the date hereof or are terminated after the date hereof in accordance with the terms thereof), and neither Seller nor, to Seller's knowledge, any other party thereto has breached any material provision of, nor is in default in any material respect under the terms of (and, to Seller's knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in a default under the terms of), any of the Assumed Contracts.

     Section 5.6 Litigation. There is no action, suit, proceeding or, to Seller's knowledge, investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal pending or, to Seller's knowledge, threatened by or against Seller that relates to the Business or the Assets.

     Section 5.7 Compliance with Law. The Business is being conducted in compliance in all material respects with all applicable laws, rules, regulations and court or administrative orders and processes.

     Section 5.8 Licenses; Registrations; Permits; Etc. Seller possesses all governmental registrations, certificates of need, consents, qualifications, accreditations, licenses, permits, authorizations and approvals necessary to own and operate the Business, except those the failure of which to have do not materially adversely affect Seller's ability to conduct the Business, which approvals are set forth on Schedule 5.8 hereto, and true, complete and correct copies of which approvals have previously been delivered to Purchaser. All such approvals are in full force and effect as of the date hereof and Seller is in compliance therewith in all material respects.

     Section 5.9 Personnel. Schedule 5.9 comprises a complete and correct list of the names, titles, length of employment or service and current annual salary rates and all other compensation and fringe benefits of each of the employees engaged in the Business. Except as set forth on Schedule 5.9, none of such personnel is a party or subject to any oral or written employment, bonus, pension, profit-sharing, deferred compensation, percentage compensation, employee benefit (including without limitation, medical disability, life insurance and other welfare benefit plans), incentive, pension or retirement plans, fringe benefit or termination or severance agreements, plans or commitments other than those mandated by applicable law.

            VI. REPRESENTATIONS AND WARRANTIES OF THE STOCK SELLERS

     Section 6.1 Organization and Qualification. Each Stock Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority necessary to enter into and perform this Agreement and the transactions contemplated hereby.

     Section 6.2 Due Authorization. Each Stock Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Stock Seller of this Agreement and the other documents contemplated hereby, the performance by each Stock Seller of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each Stock Seller, other than approval by the stockholders of Cygne Designs, Inc.. This Agreement has been duly executed and delivered by each Stock Seller, and is a legal, valid and binding obligation of each Stock Seller, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

     Section 6.3 No Conflict. Except as set forth in Schedule 6.3, neither the execution and delivery of this Agreement or any of the other documents contemplated hereby by the Stock Sellers nor the consummation of the transactions contemplated hereby or thereby will (a) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (i) the organizational documents of the Stock Sellers or (ii) any statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which either Stock Seller is a party or by which either Stock Seller is subject or bound; (b) result in the creation of, or give any party the right to create, any Lien upon the Wear Stock; or (c) require either Stock Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity or to obtain the approval or consent of any other Person, other than the stockholders of Cygne Designs, Inc.

     Section 6.4 Organization of Wear. Wear is duly organized, validly existing and in good standing under the laws of Italy. Wear has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Stock Sellers own of record and beneficially all the outstanding Wear Stock. Other than pursuant to this Agreement, there are no contracts, options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind with respect to any security of Wear.

     Section 6.5 Litigation. There is no action, suit, proceeding or, to the Stock Sellers' knowledge, investigation, at law or in equity or otherwise in, before or by any court or governmental board, commission, agency, department or office, or private arbitration tribunal pending or, to the Stock Sellers' knowledge, threatened by or against Wear.

     Section 6.6 Compliance with Law. Wear is in compliance in all material respects with all applicable laws, rules, regulations and court or administrative orders and processes.

     Section 6.7 Licenses; Registrations; Permits; Etc. Wear possesses all governmental registrations, certificates of need, consents, qualifications, accreditations, licenses, permits, authorizations and approvals necessary to own and operate its business, except those approvals the failure of which to have do not materially adversely affect Wear's ability to conduct the Business, which approvals are set forth on Schedule 6.7 hereto, and true, complete and correct copies of which approvals have previously been delivered to Purchaser. All such approvals are in full force and effect as of the date hereof and Wear is in compliance therewith in all material respects.

     Section 6.8 Personnel. Schedule 6.8 comprises a complete and correct list of the names, titles, length of employment or service and current annual salary rates and all other compensation and fringe benefits of each of the employees of Wear. Except as set forth on Schedule 6.8, none of such personnel is a party or subject to any oral or written employment, bonus, pension, profit-sharing, deferred compensation, percentage compensation, employee benefit (including without limitation, medical disability, life insurance and other welfare benefit plans), incentive, pension or retirement plans, fringe benefit or termination or severance agreements, plans or commitments.

                VII. REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller and the Stock Sellers as follows:

     Section 7.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

     Section 7.2 Due Authorization; No Conflict. (a) Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and is a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

     (b) Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (i) conflict with, result in a breach or violation of or constitute (or with notice or lapse of time or both constitute) a default under, (A) the organizational documents of Purchaser, or (B) any statute, regulation, order, judgment or decree or any instrument, contract or other agreement to which Purchaser is a party or by which it (or any of its properties or assets) is subject or bound; or (ii) require Purchaser to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Entity, or to obtain the approval or consent of any other Person, except as set forth in Schedule 7.2 hereto.

                                VIII. COVENANTS

     Section 8.1 Conduct and Preservation of Assets. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing
Date:

          (a) Seller shall (i) maintain, preserve and protect the Assets, (ii) comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business or the Assets, (iii) operate the Business in the ordinary course and consistent with past practice and (iv) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission; and

          (b) The Stock Sellers shall (i) cause Wear to maintain, preserve and protect its business, operate its business in the ordinary course and consistent with past practice and comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to it, and (ii) not take any action or omit to take any action which act or omission would result in the inaccuracy of any of its representations and warranties set forth herein if such representations or warranties were to be made immediately after the occurrence of such act or omission.

     Section 8.2 Access to Information. Between the date of this Agreement and the Closing Date, Seller and the Stock Sellers will (i) permit Purchaser's authorized representatives and financing parties reasonable access to all of the books, records, reports and other related materials, offices and other facilities and properties of Seller related to the Assets and the Business and of Wear; (ii) permit Purchaser to make such inspections thereof as Purchaser may reasonably request; and (iii) furnish Purchaser with such financial and operating data and other information with respect to the business, operations and properties of the Business and Wear as Purchaser may from time to time reasonably request.

     Section 8.3 Filings and Authorizations. Each of Seller, the Stock Sellers and Purchaser, as promptly as practicable, (i) will make, or cause to be made, all filings and submissions required under laws, rules and regulations applicable to it, or to its subsidiaries and affiliates, as may be required for it to consummate the transactions contemplated hereby; (ii) will use its reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and governmental or public authorities or bodies necessary to be obtained by it, or any subsidiaries or affiliates, in order for it so to consummate such transactions, including without limitation Israeli government authorities; and (iii) will use its reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. Seller, the Stock Sellers and Purchaser will coordinate and cooperate with one another in exchanging information and supplying such reasonable assistance as may be reasonably requested by each in connection with the foregoing. Purchaser shall use its reasonable efforts to assist Seller in obtaining all consents required under the Assumed Contracts as a result of this Agreement and the transactions contemplated hereby.

     Section 8.4 Public Announcements. Unless and to the extent required by law, each party hereto will agree in advance prior to the issuance by either of any press release or the making of any public statement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the agreement of the other party. In the event that either party is required to issue a press release or make a public statement by law, it will notify the other party of the contents thereof in advance of the issuance or making thereof. Notwithstanding the foregoing, Purchaser understands, acknowledges and agrees that Cygne Designs, Inc. is a publicly-traded company and, as such, may be required to disclose this transaction and the terms hereof by a filing with the Securities and Exchange Commission and the issuance of a press release. To the extent possible, Seller will give Purchaser prior notice of, and an opportunity to review, any such disclosure.

     Section 8.5 Hiring of Employees. Purchaser shall be permitted to interview all employees of Seller engaged in the Business and discuss with, and offer employment to, any of such employees. It is understood and agreed, however, that Purchaser shall not be obligated to offer employment to any of Seller's employees.

     Section 8.6 Schedules. Seller and the Stock Sellers will have the continuing obligation to promptly supplement or amend the Schedules being delivered concurrently with the execution of this Agreement and attached hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules.

     Section 8.7 Brokers. Each party shall pay all fees and commissions of any broker, finder, investment banker or other similar intermediary to which it is obligated to pay any fee or commission in connection with the transactions contemplated by this Agreement and shall indemnify and hold harmless the other party from and against any such fee or commission and any damage, loss, cost, expense or liability (including reasonable attorneys' fees) resulting therefrom.

                      IX. CERTAIN ACTIONS AFTER THE CLOSING

     Section 9.1 Payment of Liabilities. Following the Closing Date each of Purchaser and Seller agrees to discharge (whether by payment or performance) in accordance with their terms the Assumed Liabilities and the Excluded Liabilities, respectively.

     Section 9.2 Further Assurances. Seller and the Stock Sellers from time to time after the Closing, at Purchaser's request, will execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets and the Wear Stock, respectively. Each of the parties hereto will cooperate with the other and execute and deliver to the other such other instruments and documents and take such other actions as may be reasonably requested from time to time by the other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

     Section 9.3 Sharing of Data. Purchaser shall have the right following the Closing Date to have reasonable access to those corporate minute books, stock books, tax returns and other corporate records and files of Seller which remain with Seller pursuant to the terms of this Agreement to the extent any of the foregoing relates to the Business or is otherwise needed by Purchaser in order to comply with its obligations under applicable laws and regulations. Seller shall have the right following the Closing Date to have reasonable access to those documents and records included in the Assets to the extent any such documents or records are needed by Seller in order to comply with its obligations under applicable laws and regulations.

     Section 9.4 Collection Assistance. Purchaser will, if so requested by Seller, assist Seller in collecting all accounts receivable arising from Seller's conduct of the Business prior to the Closing Date; provided that Purchaser shall not be required to take any actions which Purchaser reasonably determines would adversely affect its relationship with such customer.

     Section 9.5 Non-Competition. Seller agrees that it will not, for a period of six (6) months from the Closing Date (the "NON-COMPETE PERIOD"), source knit products in Israel, Jordan or the Palestinian territory. Seller acknowledges and agrees that a substantial and legally sufficient portion of the Asset Purchase Price is attributable to the non-competition provisions of this Section 9.5 and Seller expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition provisions of this Section 9.5 should such enforcement ever become necessary. Seller acknowledges that a remedy at law for any breach or attempted breach of this Section 9.5 will be inadequate and further agrees that any breach of this Section 9.5 will result in irreparable harm to the Business; and Seller covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Section 9.5 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 9.5 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this
Section 9.5. If any provision of this Section 9.5 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this
Section 9.5 but shall be confined in its operation to the provision of this
Section 9.5 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 9.5 should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

                               X. INDEMNIFICATION

     Section 10.1 By Seller and the Stock Sellers. (a) Seller hereby agrees to indemnify and hold harmless Purchaser from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser in connection with each and all of the following:

          (i) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Seller under this Agreement or any other agreement executed by Seller in connection herewith;

          (ii) any and all liabilities and obligations of Seller arising out of the conduct of the Business of prior to the Closing (including without limitation the termination by Seller of its employees in accordance with
     Section 2.9 hereof) other than the Assumed Liabilities and liabilities and obligations resulting from Purchaser's conduct of the Business in violation of the Management Agreement; and

          (iii) any and all liabilities of Seller for taxes arising from the conduct of the Business prior to the Closing Date.

     (b) Stock Sellers hereby agree to indemnify and hold harmless Purchaser from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Purchaser in connection with any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of the Stock Sellers under this Agreement or any other agreement executed by the Stock Sellers in connection herewith.

     Section 10.2 By Purchaser. Purchaser hereby agrees to indemnify and hold harmless Seller and the Stock Sellers from any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by Seller in connection with each and all of the following:

          (a) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement or any other agreement executed by Purchaser in connection herewith; and

          (b) the Assumed Liabilities.

     Section 10.3 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder the party seeking indemnification (the "INDEMNIFIED PARTY") shall promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. In the event any such claim for indemnification hereunder results from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

     Section 10.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, but the fees and expenses of its counsel shall be at its own expense unless the employment of such counsel shall have been authorized by the Indemnifying Party in connection with the defense of such action, suit or proceeding. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date such claim is made, (a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, (b) the Indemnified Party may settle such claim in accordance with the last sentence of
Section 10.3 hereof, and (c) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend such third party claim in a reasonably prudent manner.

     Section 10.5 Limitation of Liability. Indemnification pursuant to this
Article X is the sole and exclusive remedy for claims by Purchaser or Seller and the Stock Sellers under or in respect of this Agreement. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall not be entitled to indemnification and an Indemnified Party shall have no liability to an Indemnified Party under Section 10.1(a)(i) and 10.1(b) or 10.2(a), as the case may be, until the aggregate losses for which there is indemnification pursuant to Section 10.1 or 10.2 equals $25,000, whereupon the Indemnified Party shall be entitled to receive any such indemnification in excess of $25,000; provided, however, that an Indemnified Party's maximum cumulative liability under or in respect of this Agreement shall not exceed $500,000 in the aggregate ($100,000 in the case of the indemnification to or from the Stock Sellers) and provided further that the maximum cumulative liability of Seller and the Stock Sellers shall not exceed $500,000. Notwithstanding anything to the contrary contained herein, to the extent Purchaser, Seller or the Stock Sellers should obtain at or prior to the Closing actual knowledge of any facts which it reasonably should have known would constitute a breach or violation by the other party hereto of any representation, warranty, covenant or agreement under this Agreement, the Purchaser, Seller or the Stock Sellers, as the case may be, shall be deemed to have waived said breach to the extent it proceeds to close under this Agreement and shall have no right to indemnification for such breach.

     Section 10.6 Survival of Representations and Warranties. All representations and warranties made by the parties herein shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto until December 31, 1999, except as to any matters with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue (but only with respect to and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

                                XI. TERMINATION

     Section 11.1 Termination Events. Subject to the provisions of Section 11.2, this Agreement may, by written notice given at or prior to the Closing in the manner hereinafter provided, be terminated and abandoned:

          (a) By either Seller and the Stock Sellers or Purchaser if a material default or breach shall be made by the other party with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of the representations and warranties contained in Article V, VI and VII, as the case may be, and such default cannot be cured and has not been waived;

          (b) By written mutual consent of Seller, the Stock Sellers and Purchaser;

          (c) By either Seller and the Stock Sellers or Purchaser if the Closing shall not have occurred, other than through failure of such party to fulfill its obligations hereunder, on or before October 15, 1999 or such later date as may be agreed upon by the parties; or

          (d) By Seller and the Stock Sellers if the stockholders of Cygne Designs, Inc. do not approve the transactions contemplated hereby.

     Section 11.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 11.2, all further obligations of the parties hereunder shall terminate, no party shall have any right against the other party hereto, except as set forth in this Section 11.2, and each party shall bear its own costs and expenses, except that if this Agreement is so terminated by one party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement (other than a failure by Seller, after the good faith exercise of reasonable best efforts, to obtain any consent, approval or other permission required pursuant to Section 3.5 hereof or the failure by Cygne Designs, Inc. to obtain the approval of its stockholders), it is expressly agreed and understood that the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall survive such termination unimpaired.

                               XII. MISCELLANEOUS

     Section 12.1 Expenses. Each party to this Agreement shall pay its own costs and expenses (including all legal and accounting fees incurred by it) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement.

     Section 12.2 Amendment. This Agreement shall not be amended or modified except by a writing duly executed by Seller, the Stock Sellers and Purchaser indicating an intention to amend this Agreement.

     Section 12.3 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the other instruments, agreements and documents delivered pursuant to this Agreement or in connection with the Closing, contains all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, including without limitation the Original Agreement.

     Section 12.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

     Section 12.5 Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered mail, air mail postage prepaid, return receipt requested, addressed as follows:

                  IF TO PURCHASER:

                          Jordache Limited
                          1411 Broadway
                          New York, New York 10018
                          Attention: President

                  WITH A COPY TO:

                          Robert Spiegelman, Esq.
                          1411 Broadway
                          New York, New York 10018

                  IF TO THE STOCK SELLERS:

                          c/o Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel

                  IF TO SELLER:

                          M.T.G.I. - Textile Manufacturers Group
                             (Israel) Ltd.

                          c/o Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel

                  WITH COPIES OF ANY NOTICES TO SELLER OR THE STOCK SELLERS TO:

                          Fulbright & Jaworski L.L.P.
                          666 Fifth Avenue
                          New York, New York  10103
                          Attention:  Paul Jacobs, Esq.

                          Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel

or (c) on the date of receipt if sent by telex or telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telex or telecopy. Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     Section 12.6 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

     Section 12.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     Section 12.8 Counterparts. This Agreement may be signed in two or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

     Section 12.9 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Israel.

     Section 12.10 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

     Section 12.11 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, successors and permitted assigns, but except as contemplated herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by Purchaser, Seller or the Stock Sellers without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign any or all of its rights, interest or obligations hereunder to any one or more direct or indirect wholly owned subsidiaries of Purchaser, provided, however, that no such assignment by Purchaser shall limit or affect Purchaser's obligations hereunder.

     Section 12.12 Arbitration. Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement, any breach or alleged breach hereof, or the transaction contemplated hereby, shall be resolved and settled by arbitration by three arbitrators; provided, however, that in the event the dispute is pursuant to Section 2.7 of this Agreement, the dispute shall be resolved in accordance with that section. Within fifteen (15) days after written demand for arbitration is sent by one party to the other, Purchaser and Seller and the Stock Sellers shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The parties shall endeavor to complete arbitration within 60 days after delivery of written notice demanding arbitration. The decision of the arbitrators shall be binding and conclusive upon the parties. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York County, State of New York under the commercial rules then in effect of the American Arbitration Association. The expense of arbitration shall be borne equally by the parties to the arbitration and each party shall bear and pay for the cost of its own experts, witnesses, evidence, counsel and other costs in connection with the preparation and presentation of its case; provided, however, in the event either party alleges fraud or that the position of the other party is not supportable in good faith, and the arbiters find that such fraud or bad faith exists, the arbiters shall be free to award costs in such arbiters' discretion.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.

                                     PURCHASER:

                                     JORDACHE LIMITED

                                     By:/s/ Robert Spiegelman
                                        ---------------------------------
                                             Name: Robert Spiegelman
                                             Title: Authorized Signatory

                                     SELLER:

                                     M.T.G.I. - TEXTILE MANUFACTURERS
                                       GROUP (ISRAEL) LTD.

                                     By: /s/ Bernard Manuel
                                        ---------------------------------
                                             Name: Bernard Manuel
                                             Title: Director

                                    STOCK SELLERS:

                                    MBS (CYGNE) COMPANY

                                    By: /s/ Bernard Manuel
                                       ---------------------------------
                                            Name: Bernard Manuel
                                            Title: Director

                                    A.C. SERVICES, INC.

                                    By: /s/ Bernard Manuel
                                       ---------------------------------
                                            Name: Bernard Manuel
                                            Title: Director

                                                                     EXHIBIT 3.7

                            NON-COMPETITION AGREEMENT

     NON-COMPETITION AGREEMENT, dated as of ______ ___, 1999, by and between Cygne Designs, Inc., a Delaware corporation having its chief executive office at 680 Fifth Avenue, New York, New York ("Cygne"), and Jordache Limited, a Delaware corporation having its chief executive office at 1411 Broadway, New York, New York ("Jordache").

                              W I T N E S S E T H :

     WHEREAS, Cygne indirectly owns all the outstanding capital stock of M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation "(MTGI"); and

     WHEREAS, MTGI is engaged in the business of manufacturing women's knit clothing (the "Business"); and

     WHEREAS, on the date hereof Jordache is purchasing substantially all the assets used by MTGI in the conduct of the Business pursuant to the terms of an Acquisition Agreement, dated as of March 25, 1999, by and among MTGI, MBS Company, Inc., a Delaware corporation and a subsidiary of Cygne, A.C. Services, Inc., a Delaware corporation and a subsidiary of Cygne, and Jordache; and

     WHEREAS, in order to protect the goodwill of the Business, Jordache has agreed to make a payment to Cygne in exchange for Cygne's agreement not to compete with the Business, the observance and enforcement of which Cygne acknowledges are essential to Jordache protecting such goodwill;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce Jordache to consummate the transactions contemplated by the Acquisition Agreement, the parties hereby agree as follows:

     (a) Definitions. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Acquisition Agreement.

     (b) Acknowledgments. Cygne acknowledges that (i) the agreements and covenants contained in Section 3 hereof are essential to protect the assets, business and goodwill purchased by Jordache and (ii) Jordache would not purchase the assets used in the Business but for such agreements and covenants.

     (c) Cygne Covenant Against Competition. In order to induce Jordache to purchase the assets used in the Business pursuant to the Acquisition Agreement, Cygne agrees that it will not, for a period of six (6) months from the Closing Date (the "Non-Compete Period"), source knit products in Israel, Jordan or the Palestinian territory. Cygne expressly waives any right to assert inadequacy of consideration as a defense to enforcement of this Agreement should such enforcement ever become necessary. Cygne acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate and further agrees that any breach of this Agreement will result in irreparable harm to the Business; and Cygne covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any provision of this Agreement shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by the applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law. Notwithstanding anything herein to the contrary, the covenants and agreement set forth herein are applicable only to Cygne and its successors and assigns, but are not applicable to its affiliates.

     (d) Compensation. As full compensation for Cygne entering into this Agreement, Jordache is paying to Cygne, simultaneously with the delivery hereof, an aggregate of $400,000 in immediately available funds by wire transfer to an account specified by Cygne. Cygne acknowledges and agrees that it will be responsible for, and shall pay, as and when due, any and all United States, state, local or foreign taxes in respect of the payment made pursuant to this
Section 4 and, in consideration thereof, Jordache and Cygne agree that Jordache will not withhold any amounts in respect of such payment.

     (e) Assignment. This Agreement shall not be assigned by any party hereto (except by operation of law).

     (f) Notices. All notices, demands and other communications hereunder must be in writing and shall be deemed to have duly been given (a) on the date of delivery, if delivered to the persons identified below, (b) seven calendar days after mailing if mailed, with proper postage, by certified or registered first-class mail, postage prepaid, return receipt requested, addressed as set forth in the preamble, (c) on the date of receipt if sent by telecopy, and confirmed in writing in the manner set forth in (b) on or before the next day after the sending of the telecopy or (d) one business day after delivery to a nationally recognized overnight courier service marked for overnight delivery.

                  IF TO JORDACHE:

                          Jordache Limited
                          1411 Broadway
                          New York, New York 10018
                          Attention: President

                  WITH A COPY TO:

                          Robert Spiegelman, Esq.
                          1411 Broadway
                          New York, New York 10018

                  IF TO CYGNE:

                          Cygne Designs, Inc.
                          680 Fifth Avenue
                          New York, New York 10019
                          Attention: Bernard Manuel

                  WITH A COPY TO:

                          Fulbright & Jaworski L.L.P.
                          666 Fifth Avenue
                          New York, New York  10103
                          Attention:  Paul Jacobs, Esq.

Such addresses and numbers may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     (g) Consent to Jurisdiction. Each of Cygne and Jordache hereby irrevocably submits and consents to the jurisdiction of any New York state or federal court over any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state or federal court. Each of Cygne and Jordache irrevocably consents to the service of any and all process in any such action or proceeding by the hand delivery or mailing of copies of such process to it at its address specified herein. Nothing in this
Section 7 shall affect the right of Jordache or Cygne to serve legal process in any other manner permitted by law or affect the right to bring any action or proceeding against the other or its property in the courts of any other jurisdiction in which any violation of this Agreement occurs. Each of Cygne and Jordache intends to and does hereby confer upon such court the power to exercise personal jurisdiction over it to enforce the covenants contained herein upon the courts of any jurisdiction within the geographical scope of such covenants.

     (h) Miscellaneous. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to the conflict of laws provisions thereof. This Agreement may not be modified or amended or any term or provision hereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. Any failure or delay on the part of any party in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. This Agreement sets forth the entire agreement and understanding of the parties in respect of the subject matter contained herein, and supersedes all prior agreements, whether written or oral, between the parties. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all or which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

                                    CYGNE DESIGNS, INC.

                                    By:      ______________________________
                                             Name:
                                             Title:

                                    JORDACHE LIMITED

                                    By:      ______________________________
                                             Name:
                                             Title:

                                                                     EXHIBIT 3.8

                                    GUARANTEE

     GUARANTEE, made as of the ___ day of _____, 1999, by Cygne Designs, Inc., a Delaware corporation (the "GUARANTOR").

                              W I T N E S S E T H :

     WHEREAS, pursuant to that certain Amended and Restated Acquisition Agreement, dated as of August 1, 1999 (the "ACQUISITION AGREEMENT"), by and among M.T.G.I. - Textile Manufacturers Group (Israel) Ltd., an Israeli corporation and a subsidiary of Guarantor ("MTGI"), MBS (Cygne) Company, a Delaware corporation and a subsidiary of Guarantor ("MBS"), A.C. Services, Inc., a Delaware corporation and a subsidiary of Guarantor ("ACS" and, together with MBS, the "STOCK SELLERS" and together with MTGI, the "SELLERS")), and Jordache Limited, a Delaware corporation ("PURCHASER"), the Purchaser is purchasing the Assets (as defined in the Acquisition Agreement) from MTGI and the Wear Stock (as defined in the Acquisition Agreement from the Stock Sellers; and

     WHEREAS, as a condition to purchasing the Assets and the Wear Stock, the Purchaser has required that the Guarantor guarantee the Sellers' obligation to indemnify the Purchaser set forth in Section 10.1 of the Acquisition Agreement; and

     WHEREAS, Guarantor will derive significant benefit from the sale and purchase of the Assets and the Wear Stock pursuant to the Acquisition Agreement.

     NOW, THEREFORE, Guarantor hereby covenants and agrees as follows:

     1. Subject to Section 2 hereof, Guarantor guarantees to Purchaser the full and timely performance of Sellers' obligation set forth in Section 10.1 of the Acquisition Agreement. This Guarantee is a continuing, unconditional and absolute guarantee.

     2. In the event any person shall make a claim against Purchaser for which Sellers are liable pursuant to Section 10.1 of the Acquisition Agreement, Purchaser shall provide written notice of such claim to the Sellers and Guarantor. In the event the Sellers do not pay such claim within 15 days of receipt of the notice of claim, then Guarantor shall immediately make full payment of such claim, and Purchaser shall be immediately entitled to pursue all remedies against Guarantor for the full and timely payment of such claim.

     3. Guarantor waives any notice or demand whatsoever (written or oral) of acceptance, non-payment, non-performance, or non-observance by Seller.

     4. This Guarantee may not be amended, modified, rescinded, discharged or terminated orally or in any manner other than by a writing which refers to this Guarantee and which is executed by the Purchaser and the Guarantor.

     5. The validity of this Guarantee, all the provisions thereof, and the obligations of the Guarantor hereunder shall in no way be terminated, affected or impaired by reason of the assertion by the Purchaser against the Sellers of any of the rights or remedies available to the Purchaser pursuant to the Acquisition Agreement.

     6. If any provision of this Guarantee shall be invalid or unenforceable to any extent, the remainder of this Guarantee shall not be affected thereby, and every provision of this Guarantee shall be valid and enforceable to the fullest extent permitted by law.

     7. Any notices, demands or other communications desired or required to be given to Guarantor hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a nationally recognized overnight courier which obtains a written receipt of delivery, such as Federal Express, and shall be sent to Guarantor at 680 Fifth Avenue, New York, New York 10019, Attn: Bernard Manuel, or to such other address as Guarantor may designate by written notice to Purchaser. Notices given by Guarantor to Purchaser shall be deemed sufficiently given if sent in the manner provided for the giving of notice to Purchaser pursuant to the Acquisition Agreement.

     8. This Guarantee shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of Purchaser, its successors and assigns.

     IN WITNESS WHEREOF, the undersigned has executed this Guarantee as of the date first above written.

                                                   CYGNE DESIGNS, INC.
                                                   Guarantor

                                                   By:________________________
                                                      Name:
                                                      Title:


                                       -2-